Exhibit 10.1
GAME MANUFACTURER CASHLESS LICENSE AGREEMENT

THIS GAME MANUFACTURER CASHLESS LICENSE AGREEMENT (hereinafter “Agreement”) is entered into this 1st day of October, 2006 (hereinafter “Effective Date”) by and between IGT, a Nevada corporation, with principal offices at 9295 Prototype Drive, Reno, Nevada 89521, and WMS Gaming, Inc., a Delaware corporation, with principal offices at 800 South Northpoint Blvd., Waukegan, Illinois 60085.

WHEREAS Licensor (defined below) has authority to license certain intellectual property rights, such rights being offered as an Intellectual Property Package (“IPP”)(defined below);

WHEREAS Licensee (defined below) is desirous of obtaining a license to use the intellectual property rights contained in the IPP; and

WHEREAS Licensor is desirous of granting Licensee a license to such IPP for use in connection with, among other things, a Cashless Gaming System.

NOW THEREFORE, in consideration of the foregoing, the covenants hereafter set forth, for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS

(1.1) “Affiliate” means, as to a particular party, any corporation or other business entity that directly or indirectly Controls, is Controlled by, or is under common Control with a party. “Control” means direct or indirect ownership of or other beneficial interest in fifty percent (50%) or more of the voting stock, other vesting interest, or income of a corporation or other business entity.

(1.2) “Cashless Gaming System” means a system employing tickets, coupons, tokens, cards or other instruments of identification to add credits or funds to, or remove credits or funds from, a Gaming Machine in order to eliminate or reduce the use of government issued bills and/or coins.

(1.3) “Gaming Machine” means gaming machines, gaming devices, slot machines, video lottery terminals, and the like as set forth in NRS 463.0155, .0191, and all other relevant provisions of the Nevada Gaming Control Act (NRS Chapter 463), and comparable provisions of other jurisdictions where such machines, devices and terminals are legal, including but not limited to Class II, Class III and casino style machines, devices and terminals.

(1.4) “Intellectual Property Package” or “IPP” means the patents set forth in Schedule A attached hereto, as well as any continuations, continuations-in-part, divisionals, reissues, reexaminations, and foreign counterparts thereof.

(1.5) “IPP Parties” means owners of, or holders of the right to license, the patents comprising the IPP. As of the Effective Date, the IPP Parties include IGT, International Game Technology, Bally Technologies, Inc. and MGM Mirage.

(1.6) “License Tag” means a physical tag for which a License Fee is paid or payable, that will be provided by Licensor for display on Royalty Bearing Products.

(1.7) “Licensed Cashless Gaming System” means a Cashless Gaming System that has been licensed under the IPP.

(1.8) “Licensor” means IGT.

(1.9) “Licensee” means WMS Gaming Inc. and any and all Affiliates of WMS Gaming Inc.

(1.10) “Royalty Bearing Product” means a Gaming Machine that either alone, or in connection with a Cashless Gaming System, would, absent a license under this Agreement, infringe one or more subsisting claims of any patent within the IPP and for which a License Fee (as defined below) is paid or payable to Licensor. [*]

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

[*]

(1.11) “Place,” “Placed,” “Placement” (or any form of the word “Place”) means the provision of a Gaming Machine by Licensee to a customer, whether by sale, lease, or otherwise.

(1.12) For purposes of this agreement, references to the “United States” and “Canada” shall include their respective possessions, protectorates and territories.

2.	GRANT

(2.1) Licensor grants to Licensee a non-exclusive, non-transferable license, without the right to sublicense, under the IPP to make, have made, use, offer to Place, Place, have Placed, import, export, and otherwise dispose of Royalty Bearing Products or components of Royalty Bearing Products. For each Placed Royalty Bearing Product, Licensee agrees that it will incorporate those conditions set forth in Schedule B either verbatim or verbatim with formatting changes (unless otherwise agreed upon in writing by the Parties) in at least one of (i) a blanket acknowledgement signed by its customer and is enforceable for as long as it is relied upon to satisfy this condition, and (ii) the Placement agreement associated with such Royalty Bearing Product; provided, however, that if Licensee previously obtained from that customer a signed blanket acknowledgement or signed agreement incorporating such blanket acknowledgement (which blanket agreements must be enforceable for as long as it is relied upon to satisfy this condition) pursuant to the Cashless License Agreement of September 18, 2000, then Licensee shall, to the extent commercially reasonable (e.g., upon entering new or renewed master agreements with a customer), obtain an updated acknowledgement consistent with Schedule B of this Agreement. All rights not expressly granted by Licensor are hereby reserved.

(2.2) Unlicensed Gaming Machines. It is understood and agreed between the parties that with regard to any Gaming Machine for which a License Fee (defined below) is not paid by Licensee, that such Gaming Machine is not licensed under the IPP and that this Agreement and license granted herein does not extend to any such Gaming Machine. If Licensee fails to pay a License Fee for a Gaming Machine where a License Fee is otherwise required (and does not cure such failure pursuant to Section 4.2) on the grounds that a Gaming Machine is not a Royalty Bearing Product (hereafter a “Disputed Product Issue” - and each such Gaming Machine that is subject to the dispute that is placed from the Effective Date through the date that the Disputed Product Issue is decided in arbitration or subsequent legal proceeding as provided below, being a “Disputed Product”), then Licensor shall have the right to submit the Disputed Product Issue to Dispute Resolution in accordance with Section 11. [*]

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

If Licensor submits the Disputed Product Issue to arbitration, then Licensee can elect to put the License Fees for all Disputed Products into an escrow account within thirty (30) days of written notice from Licensor of the Disputed Product Issue and continue to fund such escrow account monthly within 10 days of the end of each month for all Disputed Products during the pendency of the arbitration. If the Disputed Product Issue goes to arbitration and the arbitration panel determines by a preponderance of the evidence that the Disputed Product is a Royalty Bearing Product, Licensee shall pay [*] the normal License Fee(s) for the Disputed Products (which amount is equal to [*] the escrow amount provided that the escrow is fully funded) within forty-five (45) days of receipt of the panel’s decision. If Licensee did not elect to put money into an escrow account or does not, in fact, put such monies into said escrow account within the thirty (30) days specified, including the monthly fundings, then Licensor shall have the additional right to terminate this Agreement by providing written notice to Licensee within forty-five (45) days of the panel’s decision. If Licensee did elect to escrow the License Fee(s) for the Disputed Products, and did, in fact, fund such escrow pursuant to this paragraph, then no such termination right in favor of Licensor shall exist. If the arbitration panel determines by a preponderance of the evidence that the Disputed Product is not a Royalty Bearing Product, Licensor shall nonetheless have the right to bring a legal proceeding regarding the Disputed Product Issue within ninety (90) days of the panel’s decision. If there is a finding in such legal proceeding that the Disputed Product is a Royalty Bearing Product (contrary to the determination of the arbitration panel), Licensee shall pay [*] the normal License Fee(s) for the Disputed Products (which amount is equal to [*] the escrow amount provided that the escrow is fully funded) within forty-five (45) days of such finding. If Licensee did not elect to put money into the escrow account or did not actually fund such escrow pursuant to this paragraph and continue with the monthly fundings within 10 days of the end of each month, then Licensor shall have the additional right to terminate this Agreement by providing written notice to Licensee within forty-five (45) days of the panel’s decision. If Licensee did elect to escrow the License Fee(s) for the Disputed Products and did actually fund such escrow pursuant to this paragraph, then no such termination right in favor of Licensor shall exist. Licensee agrees that the payment of [*] fees is reasonable and necessary as consideration for the right to enter into such dispute resolution procedures because Licensor is conceding and foregoing its normal right to terminate as opposed to arbitrate such instances. The parties further acknowledge and agree that the arbitration panel only has the authority to determine whether the Disputed Product is a Royalty Bearing Product. In addition, such arbitration panel’s decision shall be precedential as between the parties hereto for all future like Gaming Machines Placed as were analyzed under that particular Disputed Product Issue, unless a legal proceeding was brought by Licensor, in which case, such legal proceeding shall control. Any License Fee(s) for Disputed Products in the escrow account shall be returned to Licensee if it is determined by the arbitration panel that the Disputed Product is not a Royalty Bearing Product, unless a legal proceeding is timely brought by Licensor, in which case such legal proceeding shall control whether the License Fee(s) for Disputed Products in the escrow account are returned to Licensee. For the avoidance of doubt, Disputed Products are subject to the [*] License Fees until the arbitration or legal proceeding is resolved. However, after the arbitration or legal proceeding is resolved, Gaming Machines containing the same issue that was resolved, which are Placed after the resolution of the arbitration or legal proceeding, shall be subject to the [*] License Fees. In the event Licensee is involved in any infringement action or claim (e.g., arbitration) not arising under or related to the IPP or this Agreement, Licensee shall not seek to introduce this Agreement or any drafts thereof into evidence nor disclose the terms of this Agreement or tender copies of this Agreement or any drafts to a third party, except to Licensee’s legal counsel or advisors or as may be required by law, rule, regulation or in connection with any court order, subpoena or valid process of law. In the event that an arbitrator or judge makes a finding that a Gaming Machine is a Royalty Bearing Product, the minimum damages for such finding are agreed to be pursuant to Section 3.2 for each Gaming Machine.

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(2.3) License Limitations. Licensee acknowledges and agrees that use of an unlicensed Gaming Machine with a licensed Cashless Gaming System or use of a Royalty Bearing Product with an unlicensed Cashless Gaming System are both unlicensed uses and that no rights or license contained in this Agreement permits or licenses such use by them or any other person. Notwithstanding the foregoing, Licensee shall owe no additional License Fee (as defined in Section 3.2) resulting from a particular Placement of a Royalty Bearing Product once such License Fee has been paid pursuant to this Agreement.

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(2.4) Responsibility for Affiliates. WMS Gaming Inc. shall be responsible and liable for all acts of its Affiliates with respect to this Agreement.

(2.5) Release and Settlement for Previously Placed Machines.  [*] Licensor hereby releases for itself, the IPP Parties, their Affiliates, subsidiaries, predecessors, successors and assigns, and their respective officers, owners, directors, shareholders, attorneys, insurers, agents and employees (collectively the "Releasing Parties"), Licensee and any and all of its existing (as of the Effective Date) Affiliates, subsidiaries, predecessors, and their respective parents, officers, directors, agents, owners, employees, attorneys, licensors and insurers (collectively the "Released Parties"), from any and all rights, claims, demands, causes of action, obligations, damages, penalties, fees, costs (including reasonable attorneys' fees and costs), expenses, and liabilities of any nature whatsoever which the Releasing Parties have, had or may have had against the Released Parties, only in connection with any payments or failure to make payments under the Cashless License Agreement of September 18, 2000 (the “9/2000 Agreement”) and any infringement of the IPP by Gaming Machines Placed prior to the Effective Date. For the avoidance of doubt, this release does not cover any other rights, claims, demands, causes of action, obligations, damages, penalties, fees, costs (including reasonable attorneys’ fees and costs), expenses and liabilities which the Releasing Parties have, had or may have had against the Released Parties for any other matter, and by way of example, does not release the Released Parties from its obligations to incorporate the customer language in Schedule B under the 9/2000 Agreement for all Gaming Machines Placed prior to the Effective Date.

3.	LICENSE FEES

(3.1) [*]

(3.2) Computation of License Fee. Licensee agrees to pay license fees (“License Fee(s)”) to Licensor pursuant to the schedule below for each Placed Royalty Bearing Product. Each License Fee and Used Sale Price in the schedule shall be increased by [*] relative to the schedule’s initial License Fee and initial Used Sale Price after [*] years from the Effective Date; by [*] relative to the schedule’s initial License Fee and initial Used Sale Price after [*] from the Effective Date; by [*] relative to the schedule’s initial License Fee and initial Used Sale Price after [*] from the Effective Date; and so on until this Agreement expires or terminates. Once a License Fee has been paid for a Royalty Bearing Product that has been placed with a customer by lease or participation, no additional License Fee shall be owed upon sale of such Royalty Bearing Product to the same customer; provided that any applicable Transfer Fee pursuant to Section 3.3 shall still apply.

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

[*]

(3.3) Transfer Fee for Participation Games. The licenses granted hereunder for Royalty Bearing Products are granted only for Royalty Bearing Products by single serial number at a single casino location. Notwithstanding this, Licensee shall be permitted to move (from one casino to another) such Royalty Bearing Products that are continuously owned by Licensee and rented or leased by Licensee for use at third party properties as recurring-revenue products, provided that Licensee shall remit to Licensor, in addition to the initial License Fee, a Transfer Fee of [*] per such Royalty Bearing Product [*]. A recurring-revenue Royalty Bearing Product is one which Licensee places in casinos or other lawful gaming establishments on a recurring-revenue model (e.g. lease or participation) and to which Licensee retains, at all times, title and ownership.

(3.4) License Tag. Licensor shall provide to Licensee a License Tag to be affixed to each Royalty Bearing Product. Licensee shall promptly affix the License Tag in close proximity to the serial number tag on the specified Royalty Bearing Product. Licensee agrees not to affix a License Tag to any Gaming Machine for which a License Fee has not been accrued or paid and agrees to affix the supplied License Tag only to the specified Royalty Bearing Product.

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(3.5) Payment and Reporting Schedule. Licensee will pay all License Fees owed to Licensor within forty-five (45) calendar days following the end of the calendar quarter in which the Royalty Bearing Product was Placed with a third party. All License Fees in this Agreement will be paid by Licensee to Licensor in United States dollars. Any amount due Licensor hereunder that is not paid will thereafter bear interest until paid at a rate per annum equal to twelve percent (12%). Within forty-five (45) calendar days following the end of each calendar quarter, and at the same time Licensee makes payment of the License Fees hereunder, Licensee shall furnish to Licensor a full and complete statement, duly certified by an officer of Licensee to be true and accurate, showing: (a) the number of Royalty Bearing Products that Licensee Placed with third parties during the calendar quarter in question; (b) the serial number of each such Royalty Bearing Product; (c) the customer that purchased, leased or received each Royalty Bearing Product; (d) the property at which the Royalty Bearing Product is licensed; (e) the date of Placement or shipment of each Royalty Bearing Product, and (f) the amount of License Fees due, including Transfer Fees. Licensor shall not terminate this Agreement for Licensee’s non-compliance with the foregoing sentence if Licensee uses best efforts to comply with such sentence. Licensee deems such reported information to be proprietary, and Licensor shall only use such information for the purpose of enforcing its rights under this Agreement and for no other purpose.

(3.6) Taxes. License Fees, and any other charges described in this Agreement, do not include federal, state or local sales, use, property, excise, service, or similar taxes (“Taxes”) now or hereafter levied, all of which shall be for Licensee’s account and shall be paid by Licensee. If Licensor is required to pay Taxes as a result of this license grant, Licensor shall invoice Licensee for such Taxes. Licensee hereby agrees to indemnify and hold harmless Licensor for any Taxes and related costs, interest and penalties paid or payable by Licensor. Licensee shall not be required to indemnify or otherwise pay for any of Licensor’s income taxes from Licensee’s payment of License Fees.

(3.7) Trials. The parties acknowledge that it is customary in the gaming industry for Gaming Machines to be Placed on a trial basis, meaning that the customer has, for a limited time period, the right to return the machines and unwind the transaction (“Trial Period”). For any Royalty Bearing Product Placed on such trial basis and for which Licensee has not received any remuneration for such Placement, the License Fee thereon shall be deemed to accrue upon Placement of such Royalty Bearing Product; however, in the event that such Royalty Bearing Product is returned by the customer to Licensee within the Trial Period, not to exceed ninety (90) days, Licensee shall be entitled to a refund of the License Fee from Licensor.

4.	TERM AND TERMINATION

(4.1) Term. Unless terminated sooner in accordance with this Section, Section 7 or Section 8 below, the term of this Agreement will commence on the Effective Date and will continue in full force and effect until all patents in the IPP have expired.

(4.2) Termination. If either party breaches any of its obligations under this Agreement, and fails to cure such breach within sixty (60) days after receiving written notice from non-breaching party specifying such breach, the non-breaching party may terminate this Agreement; provided, however, that if after using commercially reasonable efforts such breach could not be cured by the breaching party within such sixty (60) day period, the cure period for such breach shall be extended for an additional ninety (90) days (provided such breach is capable of cure and the breaching party continues to diligently pursue such cure using its best efforts), unless otherwise agreed in writing. Further, if Licensee challenges the validity or enforceability of the patents within the IPP in any legal or administrative proceeding, or aids or assists in the prosecution of any such challenge, Licensor may, at its option, immediately terminate this Agreement by providing written notice of said termination to Licensee. Notwithstanding the termination of this Agreement for any reason, each Royalty Bearing Product for which a License Fee has been paid shall be licensed in perpetuity subject to the terms and conditions under which each was licensed.

(4.3) Customer Rights Upon Termination. The termination of this Agreement for any reason shall not impair the right of any customer with which Royalty Bearing Products have been Placed prior to such termination, provided Licensee has paid the License Fee and Transfer Fees, as applicable, to Licensor for such Royalty Bearing Products.

(4.4) No Refund. In the event of termination of this Agreement for any reason, Licensor shall have no obligation to refund any amounts paid to it under this Agreement.

(4.5) Unpaid Royalty. In addition to any other rights or remedies that Licensor may have, Licensor may, at its option upon termination or expiration of this Agreement, compel Licensee to pay any unpaid License Fee for any Royalty Bearing Product Placed by Licensee during the term of the Agreement.

5.	PROPRIETARY RIGHTS

Licensee acknowledges that ownership of and title in and to the patents listed in Schedule A are and shall remain with the IPP Parties.

6.	WARRANTIES

(6.1) General Warranty. Each party represents and warrants that it has the right, power and authority to enter into this Agreement and that the persons executing this Agreement have the authority to act for and to bind each respective party.

(6.2) Further Warranty. Licensor represents and warrants that the IPP Parties own or control the patents listed in Schedule A and have authorized Licensor to grant the license described herein.

7.	REGULATORY LICENSES AND APPROVALS

Performance of this Agreement is contingent on any necessary initial and continuing licenses and approvals from any regulatory authorities having jurisdiction over the parties or the subject matter of this Agreement.

Each party shall promptly apply to the appropriate regulatory authorities for any licenses and approvals, if any, necessary for that party to perform under this Agreement. Each shall diligently pursue its applications and pay all associated costs and fees for its application, and shall otherwise cooperate with any requests, inquiries, or investigations of any regulatory authorities or law enforcement agencies in connection with each party, their affiliates, or this Agreement. If any license or approval necessary for either party to perform under this Agreement is denied, suspended, or revoked, this Agreement may be terminated by the other party for cause pursuant to Section 4 hereof; provided, however, that if the denial, suspension, or revocation affects performance of the Agreement in part only, the parties may by mutual agreement continue to perform under this Agreement to the extent it is unaffected by the denial, suspension, or revocation.

8.	COMPLIANCE PROGRAM

The Licensor and Licensee conduct business in a highly regulated industry under privileged licenses issued by gaming regulatory authorities both domestic and international. The Licensor and Licensee maintain compliance programs that have been established to protect and preserve the name, reputation, integrity, and good will of the Licensor and Licensee and to monitor compliance with the requirements established by gaming regulatory authorities in various jurisdictions around the world. Performance of this Agreement is contingent upon the following:

a)
Any necessary initial and continuing approvals and/or licenses required by any regulatory agency with jurisdiction over the Licensor, Licensee, or the subject matter of this Agreement. Both the Licensor and the Licensee agree to cooperate with requests, inquiries, or investigations of any gaming regulatory authorities or law enforcement agencies in connection with the performance of this Agreement, including the disclosure of information to gaming regulatory agencies that would otherwise be considered confidential under other sections of this Agreement. If any approval and/or license necessary for performance of this Agreement is denied, suspended, or revoked, this Agreement shall terminate immediately and neither party shall have any additional rights hereunder; provided, however, that if the denial, suspension, or revocation affects performance of this Agreement in part only, the parties may by mutual agreement continue to perform under this agreement to the extent it is not affected by the denial, suspension, or revocation;

b)
The continued suitability of the Licensor and Licensee in jurisdictions throughout the term of this Agreement. The Licensor and Licensee agree to fully cooperate and provide each other with any information reasonably necessary in order to determine the continued suitability of the other party throughout the term of this Agreement.

c)
The continued approval by the Vice President of Compliance of the Licensor, the Licensor’s Compliance Committee, the Director of Compliance of the Licensee, or the Licensee’s Compliance Committee. Either party may terminate this agreement in the event that either party discovers facts with respect to the other party or this Agreement that would, in the reasonable opinion of that party, jeopardize the gaming licenses, permits or status of that party or any of its affiliates, with any gaming regulatory agency or similar regulatory or law enforcement authority (“Regulatory Development”). If reasonable and appropriate, the parties may provide notice of, and attempt to resolve, any problems and concerns relating to such Regulatory Development providing a reasonable timeframe to comment on and take action to cure the basis for said Regulatory Development. If such Regulatory Development is not cured to either party’s satisfaction, such that a reasonable risk remains that jeopardizes the status of either party with any gaming regulatory authority, either party may terminate this Agreement immediately.

d)
The Agreement cannot be transferred or assigned by the Licensee, except to an Affiliate, without prior notice to the Licensor and the successful completion of a background due diligence investigation of the transferee/assignee prior to the transfer or assignment of the Agreement by the Licensee. Prior notice must also be provided to the Licensor of any proposed material change in ownership of the Licensee and the successful completion of a background due diligence investigation of the proposed new owner must occur prior to the change in ownership.

9.	DISCLAIMER

LICENSOR EXPRESSLY DISCLAIMS ALL, AND LICENSEE ACKNOWLEDGES AND AGREES THAT THERE ARE NO WARRANTIES, GUARANTEES, CONDITIONS, COVENANTS OR REPRESENTATIONS BY LICENSOR OR THE IPP PARTIES AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR OTHER ATTRIBUTES, WHETHER EXPRESS OR IMPLIED (IN LAW OR IN FACT), ORAL OR WRITTEN.

10.	RETENTION OF RECORDS AND AUDIT

(10.1) Records. Licensee shall keep at Licensee’s principal office for the term of [*] from the date created, full and accurate books of account and copies of all documents and other materials relating to this Agreement, including, but not limited to all Placement agreements of Royalty Bearing Products. Notwithstanding the foregoing, any documents and other materials that are the subject of an audit pursuant to Section 10.2 shall be retained until such audit is completed.

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(10.2) Audit. Licensee agrees to keep true and accurate records for the purpose of making the reports described in Section 3.5 of the Agreement. Licensor shall have the right, not exercisable more than [*] per [*], to nominate a certified public accountant (“auditor”) acceptable to and approved by Licensee, which approval shall not be unreasonably withheld, who shall have access to the records of Licensee during reasonable business hours for the purpose of verifying compliance with the reporting obligations set forth in Section 3.5 as well as such other books and records as are reasonably required to verify Licensee’s compliance with all of the terms and conditions of this Agreement. Licensor shall provide Licensee with no less than sixty (60) days written notice of its intent to audit the Licensee’s books and records as provided under this Agreement, and Licensee shall be ready for such audit.  Such notice shall indicate the period to be audited, the identity of the auditor and the proposed scope for the audit.  The auditor shall only disclose to Licensor information necessary to determine Licensees compliance with the terms and conditions of this Agreement. If any audit or examination of Licensee’s books and records reveals that Licensee has failed properly to account for and pay Licensee Fees owing to Licensor hereunder, such owed amount will bear interest until paid at a rate per annum equal to twelve percent (12%). If the unpaid amount exceeds the total amount reported under the reporting obligations set forth in Section 3.5 by [*] or more in any given year under the Agreement, Licensee will reimburse Licensor for [*].

(10.3) Licensee’s books and records pertaining to any particular royalty report may be examined as aforesaid only within [*] after the date rendered and Licensee shall have no obligation to permit Licensor to so examine such books and records relating to any particular royalty report more than once for any one report, unless in connection with a civil action filed by Licensor against Licensee.

(10.4) Licensor shall be deemed to have consented to all royalty reports and all other accountings rendered by Licensee hereunder and each such royalty report or other accounting shall be conclusive, final, and binding, shall constitute an account stated, and shall not be subject to any questions for any reason whatsoever unless specific objection in writing, stating the basis thereof, is given by Licensor to Licensee within [*] after the date rendered.

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

11.	DISPUTE RESOLUTION

(11.1) Discussions. Prior to either party commencing any proceeding against the other party to enforce any rights or seek any remedy arising out of any dispute under this Agreement, the parties shall attempt to resolve any dispute as set forth in this Section 11.1. Any dispute between the parties shall first be referred to the principal executives having responsibility for performance of this Agreement. Such executives will attempt in good faith promptly to resolve such dispute. If such dispute is not resolved within ten (10) days of written notice to the other party of the existence of such dispute, the dispute shall be referred to senior executives of Licensor and Licensee, who will attempt in good faith to promptly resolve such dispute. If the dispute is not resolved within twenty (20) days of being so referred, the parties may institute legal proceedings except that the Disputed Product Issue referenced in Section 2.2 shall first be resolved using arbitration as provided for in that Section 2.2 using the procedures outlined in this Section 11. This Section 11.1 shall not survive a change in Control of Licensee.

(11.2) Arbitration. If the Disputed Product Issue cannot be resolved in the discussions provided for in Section 11.1, then it shall be resolved through arbitration. Arbitration shall be conducted under the then current rules and procedures of the American Arbitration Association (AAA), except to the extent the provisions of this Agreement provide otherwise.

(11.3) Panel. The arbitration shall be heard and determined by a panel of three arbitrators, all of which must be approved by the parties. Such arbitrators shall be patent attorneys registered to practice before the U.S. Patent and Trademark Office and experienced in evaluating patent infringement.

(11.4) Expedited Schedule. The arbitration shall be conducted such that the arbitration panel renders a decision on the Disputed Product Issue within six (6) months after the parties refer the Disputed Product Issue to arbitration.

(11.5) Discovery. The parties shall be entitled to discovery of all document and information reasonably necessary for a full understanding of the Disputed Product Issue. The parties may use all methods of discovery available under the United States Federal Rules of Civil Procedure, including depositions, requests for admission and requests for production of documents. The time periods applicable to such discovery methods shall be set by the panel so as to permit compliance with the expedited schedule of Section 11.4.

(11.6) Arbitration Venue. The location of any arbitration that occurs pursuant to this Agreement shall be in Nevada.

(11.7) Performance During Arbitration. Performance of each and every obligation and covenant under the Agreement shall continue if reasonably possible during any disagreement or arbitration proceedings.

(11.8) Prevailing Party. The prevailing party in arbitration shall recover its reasonable attorneys fees and costs from the other party.

(11.9) Not Admissible and No Effect on IPP rights. The panel’s findings and decision shall not be admissible as evidence in any other legal or administrative proceeding and shall not affect the interpretation and scope of the patents within the IPP. Further, the panel’s findings and/or decision shall not be disclosed by either party to a third party, except to a party’s legal counsel or advisors or as may be required by law, rule, regulation or in connection with any court order, subpoena or valid process of law, without the express prior written consent of the other party, provided however that the party asked to disclose the findings or decisions shall, under all circumstances, promptly notify the other party so that the non-disclosing party shall have the opportunity to seek a protective order, file a motion to quash, or seek other appropriate remedy as applicable. The party being requested to disclose shall cooperate with the other party with respect to its seeking of a protective order, motion to quash, etcetera.

12.	PATENT MARKINGS

Licensee shall affix to each Royalty Bearing Product a patent marking notice consistent with 35 U.S.C. §287 that identifies all applicable patent numbers. Licensee also agrees to mark all Royalty Bearing Products with any other applicable proprietary legends as may be reasonably requested by Licensor to ensure that the rights under the IPP are fully protected under all applicable laws.

13.	RELATIONSHIP OF PARTIES

The relationship between the parties under this Agreement is one of licensor-licensee. Nothing in this Agreement shall be construed or interpreted to create a relationship between Licensor and Licensee of partner, joint venturer, principal and agent, or employer and employee.

14.	ASSIGNMENT

This Agreement shall be binding on the parties and their respective successors and assigns. However, Licensee may not assign this Agreement or any of its rights or duties hereunder without the prior written consent of the Licensor, in Licensor’s sole discretion; provided, however, that if all or substantially all the ownership interest in or business of Licensee is purchased by a third party, or if Licensee merges with a third party, Licensor’s consent shall not be required and the rights and obligations of the Licensee (subject to Section 11.1) shall inure to the third party or to the entity formed by the merger with the Licensee. If such third party is challenging or has challenged the validity or enforceability of any of the patents within the IPP in a legal or administrative proceeding pending at or before the time of the purchase or acquisition, then Licensor shall have the right to terminate this Agreement. At Licensee’s written request, Licensor shall inform Licensee, within thirty (30) days of receipt of Licensee’s written request, as to whether or not Licensor intends to exercise such right to terminate. If, in response to Licensee’s written request, Licensor informs Licensee that it does not intend to exercise such right to terminate, then Licensor shall not be permitted to exercise the termination right afforded in this Section 14.

15.	AMENDMENT/WAIVER

No amendment or waiver of any term or condition of this Agreement will be valid or binding on a party unless the same has been mutually assented to in writing by both parties. The failure of a party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, will in no way be construed to be a present or future waiver of such provisions, nor in any way affect the ability of a party to enforce each and every provision thereafter.

16.	GOVERNING LAW

This Agreement shall be deemed to be executed and performed in the State of Nevada and shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to any conflicts of law provisions, as to all matters, including, but not limited to, matters of validity, enforceability, construction, effect and performance.

17.	SEVERABILITY

If any provision of this Agreement is found or held to be invalid or unenforceable, the meaning of said provision will be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation shall save such provision, it will be severed from the remainder of this Agreement, as appropriate. The remainder of this Agreement shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by either party. In such event, the parties will use their best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement, which most nearly affects the parties’ intent in entering into this Agreement, as appropriate.

18.	USE OF PARTY’S NAME

The parties to this Agreement shall not use the name of the other party in publicity, advertising or similar activity without obtaining the prior written consent of the other party, which shall not be unreasonably withheld.

19.	CONFIDENTIALITY OF AGREEMENT.

Each Party shall maintain the terms and conditions of this Agreement in confidence and shall not disclose, confirm or otherwise discuss such with any third party, except as may be necessary to their respective accountants, Affiliates, legal counsel, tax advisors, insurance carriers, bankers, gaming jurisdiction regulators, and IPP Parties; or as may be otherwise required by law, rule, or regulation; or as may be required in connection with any court order, subpoena or valid process of law. Information regarding this Agreement that, through no fault of either Party, has either been disclosed publicly or becomes available from a source without obligation of confidentiality shall not be considered confidential.

20.	COUNTERPARTS

This Agreement may be signed in two counterparts, each of which shall be deemed an original and which shall together constitute one Agreement.

* * * * *

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers or representatives.

LICENSEE	LICENSOR

By: /s/ Orrin J. Edidin	By: /s/ Mark Hettinger

Name: Orrin J. Edidin	Name: Mark Hettinger

Title: Executive Vice President and Chief Operating Officer	Title: IPP Licensing Agent

Date: 9/26/06	Date: 9/27/06

SCHEDULE A

This Schedule A is intended to show the applicable patents and patent applications of the IPP, but it may have errors or omissions, which errors or omissions are not being represented or warranted by the IPP Parties. This Schedule A is subject to further modification.

Dickinson et al.	5,265,874	11/30/1993	United States	Cashless Gaming Apparatus Method
Dickinson et al.	BRPI9303372-9	8/12/1993	Brazil	Aparelho e processo para jogar um jogo
Dickinson et al.	CA2101983	5/11/1999	Canada	Cashless Gaming Apparatus Method
Dickinson et al.	JP216151/93	4/4/1995	Japan	Cashless game play system and its method
Bittner et al.	5,290,033	3/1/1993	United States	Gaming Machine and Coupons
Bittner et al.	CA2150723	5/16/2004	Canada	Gaming Machine and Coupons
Raven	5,429,361	7/4/1995	United States	Gaming machine information communication and display system
Raven	AT0146617	1/15/1997	Austria	INFORMATIONS-, KOMMUNIKATIONS- UND ANZEIGESYSTEM FUER SPIELAUTOMATEN
Raven	AU664384	8/19/2001	Australia	Gaming machine information, communication and display system
Raven	CA2078936	9/23/1992	Canada	Gaming machine information communication and display system
Raven	DE69216029	5/19/2005	Germany	Informations-, Kommunikations- und Anzeigesystem für Spielautomaten
Raven	EP534718	9/8/2004	EPO	Gaming machine information, communication and display system
Raven	ES2099801T5	3/1/2005	Spain	SISTEMA DE INFORMACION, COMUNICACIONES Y VISUALIZACION PARA MAQUINAS DE AZAR.
Raven	GR3022859T	6/30/1997	Greece	GAMING MACHINE INFORMATION, COMMUNICATION AND DISPLAY SYSTEM
Raven	JP7024144	1/27/1995	Japan	GAME MACHINE INFORMATION, COMMUNICATION, AND DISPLAY SYSTEM
Raven	NZ0244274	12/21/1995	New Zealand	CASHLESS GAMING: CENTRAL CONTROLLER AND TERMINALS
Raven	ZA9207244	8/7/1993	South Africa	GAMING MACHINE INFORMATION, COMMUNICATION AND DISPLAY SYSTEM.

LeStrange	5,470,079	11/28/1995	United States	Game machine information communication and display system
LeStrange	AT0173851	12/15/1998	Austria	SYSTEM ZUM ABRECHNEN UND UEBERWACHEN EINES SPIELAUTOMATEN
LeStrange	AU702021	2/11/1999	Australia	GAME MACHINE ACCOUNTING AND MONITORING SYSTEM
LeStrange	CA2151990	5/11/1999	Canada	Game machine accounting and monitoring system
LeStrange	DE69506175D	4/15/1999	Germany	SYSTEM ZUM ABRECHNEN UND UEBERWACHEN EINES SPIELAUTOMATEN
LeStrange	DK0688003	8/9/1999	Denmark	SYSTEM TIL AFREGNING OG OVERVAAGNING AF EN SPILLEAUTOMAT
LeStrange	EP0688003	11/25/1998	EPO	Game machine accounting and monitoring system
LeStrange	ES2124464	2/1/1999	Spain	SISTEMA DE CONTABILIDAD Y MONITORIZACION PARA UNA MAQUINA DE JUEGO.
LeStrange	HK1,012,107	3/24/200	Hong Kong	GAME MACHINE ACCOUNTING AND MONITORING SYSTEM
LeStrange	JP8,180,115	7/12/1996	Japan	ACCOUNTING AND MONITORING SYSTEM FOR GAME MACHINE
LeStrange	NZ0272244	10/24/1997	New Zealand	ACCOUNTING AND DATA COLLECTION FOR A GAMING MACHINE
Burns et al.	6,048,269	4/11/2000	United States	Coinless Slot Machine System and Method
Burns et al.	AT0190856	4/15/2000	Austria	SYSTEM SOWIE VERFAHREN FUER MUENZLOSEN SPIELAUTOMATEN
Burns et al.	CA2132019	12/14/2004	Canada	Coinless Slot Machine System and Method
Burns et al.	CA2458502	4/5/2005	Canada	Coinless Slot Machine System and Method
Burns et al.	CA2458503	11/30/2004	Canada	Coinless Slot Machine System and Method
Burns et al.	CA2459152	4/5/2005	Canada	Coinless Slot Machine System and Method
Burns et al.	CA2479392	8/4/1994	Canada	CHANGE STATION FOR PROVIDING CURRENCY
Burns et al.	DE69423555	11/9/2000	Germany	SYSTEM SOWIE VERFAHREN FUER MUENZLOSEN SPIELAUTOMATEN
Burns et al.	639,998	3/22/2000	Great Britain	Coinless Slot Machine System and Method
Burns et al.	639,998	3/22/2000	EPO	COINLESS SLOT MACHINE SYSTEM AND METHOD

Burns et al.	639,998	3/22/2000	Ireland	Coinless Slot Machine System and Method
Burns et al.	ES2073387	8/16/1995	Spain	SISTEMA Y METODO PARA MAQUINA TRAGAPERRAS SIN MONEDAS.
Burns et al.	GR95300045	7/31/1995	Greece	COINLESS SLOT MACHINE SYSTEM AND METHOD.
Burns et al.	JP2002-127610	2/25/2003	Japan	Coinless Slot Machine System and Method
Burns et al.	6,729,957	5/4/2004	United States	Gaming method and host computer with ticket-in/ticket-out capability
Burns et al.	10/838,461	1/27/2005	United States	Slot machine with ticket-in/ticket-out capability
Burns et al.	6,736,725	5/18/2004	United States	Gaming method and host computer with ticket-in/ticket-out capability
Burns et al.	6,729,958	5/4/2004	United States	Gaming system with ticket-in/ticket-out capability

SCHEDULE B

Each gaming machine obtained hereunder with cashless capability (a “Licensed Cashless Gaming Machine”) is provided under a limited license to one or more of the following U.S. Patent Nos. 5,290,033; 5,265,874; 5,429,361; 5,470,079; 6,048,269; 6,729,957; 6,729,958 and 6,736,725. Any use of a Licensed Cashless Gaming Machine constitutes the acknowledgement of and agreement to the following “Limited License”:

1.
Licensed Cashless Gaming Machine License Rights. Licensed Cashless Gaming Machines are licensed for use solely in connection with a cashless gaming system that is separately licensed under these patents (a “Licensed Cashless Gaming System”). The use of a Licensed Cashless Gaming Machine with an unlicensed gaming system that has cashless capability is an unlicensed use.

2.
Other License Limitations. Each Limited License is expressly limited to the original Licensed Cashless Gaming Machine (i.e., one serial number per license) and personal to the Customer. A license may not be transferred from one gaming machine to another or from one Customer (e.g., casino) to another. Any unauthorized transfer voids this license.

3.
Permitted Transfers to Affiliated Properties for gaming machines. Upon payment of a transfer fee (which fee is $50 per gaming machine per transfer - and is subject to change), a Customer may obtain authorization to transfer a Licensed Cashless Gaming Machine between Affiliated Properties by obtaining a transfer authorization certificate from IGT. For purposes of this Limited License, Affiliated Properties are properties with a common owner who has a majority interest in both properties.